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                                                                   EXHIBIT 10.16

                Summary of 2005 Director Compensation Arrangement

      On August 25, 2004, the Board of Directors of Community Shores Bank Corporation adopted the following compensation arrangement for 2005:

      The non-employee directors are paid a $1,500 retainer and $200 fee per meeting that they attend. The Chairmen of the Audit Committee, Compensation Committee and Governance Committee receive an additional $50 for each of these meetings that they chair. The Chairman of the Board receives an additional $150 for each meeting of the Board of Directors that he chairs. When meetings are held on the same day of the Boards of Directors of the Company and the Bank, directors usually receive only one meeting and chairperson fee for the two Board meetings.